                                 Exhibit 21.1

                             List of Subsidiaries



1008650 Ontario Inc., an Ontario corporation

Volumetric International Inc., an Ontario corporation

457575 Ontario Inc., an Ontario corporation

Aer-O-Flo Environmental Inc., an Ontario corporation


EV Environmental Systems, Inc., a Kentucky corporation

Pollution Control Engineering, Inc., a Delaware corporation

EV Engineering, Inc., a Delaware corporation

EV Contract Management Services, Inc., a Delaware corporation